EMPLOYMENT AGREEMENT DATED MAY 11,2023 BETWEEN FREEDOM HORIZONS LIMITED LIABILITY PARTNERSHIP AND KAIRAT KELIMBETOV

EXHIBIT 10.18

Certain portions of this exhibit (indicated by “[***]”) have been omitted pursuant to Item 601(a)(6) of Regulation S-K.
This exhibit is an English translation of a foreign language document. The Company hereby agrees to furnish to the SEC, upon request, a copy of the foreign language document.

EMPLOYMENT AGREEMENT № 2

Astana	May 11, 2023

Freedom Horizons Limited Liability Partnership, established in accordance with the laws of the Republic of Kazakhstan, BIN 230540010051, located at the address: Republic of Kazakhstan, Astana city, 16 Dostyk st., non-residential premises 1, represented by Director K.K. Kaliyev, acting on the basis of the Power of Attorney of the Articles of Association (the “Employer” or the “Company”), on the one hand, and

Kairat Kelimbetov Nematovich
Citizenship: Kazakhstan
Registration address (registration) and actual residence address: ***
Tel.: ***
ID document: ***
issued on *** by the Ministry of Internal Affairs of the Republic of Kazakhstan
IIN in the Republic of Kazakhstan: ***

on the other side,
hereinafter referred to collectively as the “Parties”, and individually as the “Party”, have entered into this employment agreement (the “Agreement”) as follows:

ARTICLE 1. SUBJECT OF THE AGREEMENT

1.1 In accordance with the terms of the Agreement, the Employer hires the Employee and entrusts him with performing duties as a Strategic Advisor, with the place of work (the “Place of Work”) of the Employer.
1.2 Place of work: Republic of Kazakhstan, Astana, 16 Dostyk st., non-residential premises 1

ARTICLE 2. TERM OF THE AGREEMENT

2.1. The commencement of the Employee's performance of labour duties under this Agreement shall be 11.05.2023.
2.2 This Agreement shall be valid until 10.05.2024 inclusive. If at the expiry of the term of this Agreement the Parties have not expressed their desire to terminate this Agreement, it shall be automatically prolonged for an indefinite period.
2.3. The Employer sets a probationary period for the Employee of 3 months starting from the date specified in clause 2.1. of this agreement. The probationary period does not include days when the Employee was physically absent from the workplace.
2.4. If the Employee’s work results are negative during the probationary period, the Employer has the right to terminate the Agreement with him by warning him in writing indicating the reasons that served as the basis for recognizing the Employee as having not completed the probationary period.
2.5. If the probationary period has expired and neither Party has requested termination of the Agreement, then the Employee is considered to have completed the probationary period.

ARTICLE 3. RIGHTS AND OBLIGATIONS OF THE PARTIES

3.1. The rights and obligations of the Parties are determined by this Agreement, acts of the Employer, as well as the current legislation of the Republic of Kazakhstan.
3.2. The employee shall:
1.provide the Employer with the documents required by the legislation of the Republic of Kazakhstan and the acts of the Employer to conclude the Agreement;
2.perform labor duties in accordance with agreements, this Agreement, and acts of the employer;
3.observe labor discipline, namely, observe and properly fulfill the obligations established by the regulatory legal acts of the Republic of Kazakhstan, agreements in the order of social partnership, this Agreement, acts of the Employer, the constituent documents of the Employer and the applicable legislation of the Republic of Kazakhstan;
4.comply with the requirements for occupational safety and health, fire safety and industrial sanitation in the workplace;
5.treat the Employer's property and use any equipment necessary and (or) transferred to him for the performance of official duties, carefully and for its intended purpose. The employee is obliged to compensate for damage caused by violation of this obligation in the manner established by the current legislation of the Republic of Kazakhstan;
6.inform the Employer about a situation that has arisen that poses a threat to the life and health of people, the safety of the property of the Employer and employees, as well as about the occurrence of downtime;
7.The Employee acknowledges that any deliberate non-compliance or gross violation of the requirements provided for in this Agreement, as well as persistent or isolated violations causing losses and damage to the business or property of the Employer, may lead to the application of disciplinary measures to the Employee by the Employer or termination of the Agreement in accordance with current legislation of the Republic of Kazakhstan;
8.do not disclose information constituting official, commercial, or other secret protected by law, which became known to him in connection with the performance of his job duties, including complying with the requirements of Article 4 of the Agreement;
9.compensate the Employer for damage caused within the limits established by the Labor Code and the legislation of the Republic of Kazakhstan, as well as other agreements signed by the Parties;
10.after completion of professional training, retraining and advancement qualifications at the expense of the Employer, work for the Employer for the period agreed upon in the Training Agreement. In the event of termination of the Agreement before the period established by the Training Agreement, at the initiative of the Employee or at the initiative of the Employer due to the fault of the Employee, the Employee shall reimburse the Employer for the costs associated with his training in proportion to the unfinished period of service;
11.if any of your personal data changes, no later than 10 (ten) working days from the date of change, notify the Employer in writing. In case of a last name change, the Employee is obliged to provide the Employer with documents for the new last name (identity card, etc.) and a document confirming the grounds for the last name change (marriage certificate, certificate of last name change, divorce certificate, etc.);
12.immediately inform the Employer or work organizer about every industrial injury and other damage to the health of workers, signs of an occupational disease (poisoning), as well as a situation that poses a threat to the life and health of people;
13.inform the Employer about the establishment of a disability or other deterioration in health that prevents the continuation of work duties;
14.comply with the requirements of the state labor inspector, technical inspector for labor protection, internal control specialists and medical and health measures prescribed by medical institutions;
15.undergo training, instruction and testing of knowledge on labor safety and health in the manner determined by the Employer and provided for by the legislation of the Republic of Kazakhstan;
16.perform other duties provided for by the current legislation of the Republic of Kazakhstan.
3.3. The employee has the right to:
1.conclude, amend, supplement, terminate and terminate this Agreement in the manner established by the current legislation of the Republic of Kazakhstan and the Agreement;
2.require the Employer to comply with the terms of this Agreement,
3.have working conditions that meet safety and hygiene requirements, as defined by this Agreement;
4.obtain complete and reliable information about the state of working conditions and labor protection;
5.protect their rights and legitimate interests by all means that do not contradict the law;
6.for timely and full payment of wages in accordance with the terms of the Agreement);

7.for rest, including paid annual leave;
8.pay for downtime in accordance with the Labor Code of the Republic of Kazakhstan;
9.for compensation for harm caused to health in connection with the performance of work duties;
10.for compulsory social insurance;
11.insurance against accidents during the performance of labor (official) duties;
12.for guarantees and compensation payments provided for in this Agreement and the legislation of the Republic of Kazakhstan;
13.equal pay for equal work without any discrimination;
14.for bonuses from the Employer provided for by the internal regulations of the Employer;
15.apply for resolution of an individual labor dispute sequentially to the conciliation commission or court in the manner prescribed by law;
16.provide means of individual and collective protection, in accordance with the requirements provided for by the legislation of the Republic of Kazakhstan, as well as this Agreement,
17.to resolve individual and collective labor disputes in the manner established by the laws of the Republic of Kazakhstan;
18.ensure the protection of personal data stored by the Employer;
19.have workplace equipped in accordance with labor safety and health requirements;
20.provide sanitary facilities, personal and collective protective equipment in accordance with safety and labor protection requirements, as well as this Agreement;
21.participate personally or through a representative in the inspection and consideration of issues related to improving conditions, safety and labor protection;
22.refuse to perform work if the Employer does not provide the Employee with individual and (or) collective protective equipment and if a situation arises that poses a threat to his health or life, with written notification of this to the immediate supervisor or the Employer;
23.for education and professional training necessary for the safe performance of labor duties, in the manner established by the legislation of the Republic of Kazakhstan;
24.receive reliable information from the Employer about the characteristics of the workplace and the territory of the organization, the state of conditions, safety and labor protection, the existing risk of damage to health, as well as measures to protect it from the effects of harmful and (or) hazardous production factors;
25.maintain the average salary for the duration of the suspension of the organization due to non-compliance with safety and labor protection requirements;
26.exercise other rights provided for by the current legislation of the Republic of Kazakhstan.
3.4. The employer shall:
1.comply with the requirements of the labor legislation of the Republic of Kazakhstan, agreements in the order of social partnership, the Agreement, acts issued by the Employer;
2.when hiring, enter into an Agreement with the Employee in the manner and under the conditions established by the Labor Code of the Republic of Kazakhstan;
3.provide the Employee with work stipulated by the Agreement;
4.acquaint the Employee with the internal labor regulations of the Company, other acts of the Employer that are directly related to the work (labor function) of the Employee);
5.consider proposals from employee representatives and provide employee representatives with complete and reliable information necessary for conducting collective negotiations, concluding collective agreements, and monitoring their implementation;
6.conduct collective negotiations in the manner established by the Labor Code;
7.provide the Employee with working conditions in accordance with the labor legislation of the Republic of Kazakhstan, the Agreement;
8.provide the Employee equipment, tools, technical documentation and other means necessary to perform labor duties at their own expense;
9.timely and in full pay the Employee wages and other payments provided for by the regulatory legal acts of the Republic of Kazakhstan, the Agreement), acts of the Employer;
10.provide information to the authorized body on employment issues in accordance with the requirements of the legislation of the Republic of Kazakhstan on employment;
11.carry out internal control over occupational safety and health;
12.comply with the instructions of state labor inspectors;
13.suspend work if its continuation poses a threat to the life and health of the Employee and other persons;
14.carry out compulsory social insurance of the Employee and contributions for compulsory health insurance;
15.insure the Employee from accidents during the performance of his labor (official) duties;
16.provide the Employee with annual paid leave;

17.ensure the safety and delivery to the state archive of documents confirming the Employee’s labor activity, and information about the withholding and deduction of money for his pension provision;
18.warn the Employee about harmful and (or) dangerous working conditions and the possibility of occupational disease;
19.take measures to prevent risks in workplaces and in technological processes, carry out preventive work taking into account production and scientific and technological progress;
20.keep records of working hours, including overtime work, in harmful and (or) dangerous working conditions, in heavy work performed by the Employee;
21.compensate for harm caused to the life and health of an employee during the performance of his labor (official) duties in accordance with the Labor Code of the Republic of Kazakhstan and other laws of the Republic of Kazakhstan;
22.require, when hiring, documents necessary for concluding an Agreement in accordance with the current legislation of the Republic of Kazakhstan;
23.collect, process and protect the Employee’s personal data in accordance with the legislation of the Republic of Kazakhstan on personal data and their protection;
24.perform other duties provided for by the current legislation of the Republic of Kazakhstan.
3.5    The employer has the right to:
1.Freedom of choice when hiring;
2.change, supplement, terminate the Agreement with the Employee in the manner prescribed by the legislation of the Republic of Kazakhstan;
3.issue, within the limits of their powers, acts of the Employer, including orders, instructions, instructions, regulations, labor regulations and other documents in accordance with the legislation of the Republic of Kazakhstan;
4.create and join associations for the purpose of representing and protecting their rights and interests;
5.require the Employee to comply with the terms of the Agreement, labor regulations and other acts of the Employer;
6.impose disciplinary sanctions, hold employees financially liable in cases and in the manner provided for by the Labor Code of the Republic of Kazakhstan;
7.encourage the Employee with bonuses and/or bonuses at its discretion;
8.for compensation for damage caused to the Employee during the performance of labor duties in accordance with the legislation of the Republic of Kazakhstan;
9.go to court in order to protect their rights and legitimate interests in the field of labor;
10.establish a probationary period for the Employee;
11.provide workers with professional training, retraining and advanced training in accordance with the Labor Code of the Republic of Kazakhstan;
12.reimburse their costs associated with training the Employee in educational organizations in the direction of the Employer, in accordance with the education agreement (Training Agreement);
13.apply for resolution of an individual labor dispute sequentially to the conciliation commission, the court in the manner prescribed by the Labor Code of the Republic of Kazakhstan;
14.remove from work and bring to disciplinary liability the Employee in case of violation of safety and labor protection requirements, in the manner established by the Labor Code of the Republic of Kazakhstan;
15.exercise other rights provided for by the current legislation of the Republic of Kazakhstan.

ARTICLE 4. CONFIDENTIAL INFORMATION

4.1. Confidential information of the Employer is Documentation (as defined in clause 4.2 of the Agreement), as well as other information constituting commercial, financial, official secrets, undisclosed information, secrets and production technology, results of intellectual activity and objects of intellectual property and copyright, any information about partners, information about the Company’s management structure, methods of tax planning and tax optimization, other protected information of the Employer and the Employer’s client. Confidential information includes, but is not limited to, information about the identity, as well as the financial, commercial and other activities of the Employer, information about the Employee’s official responsibilities, the amount of his salary and remuneration, personal data of the Employer’s employees, as well as any other information determined by the Employer to be confidential and the disclosure of which may be considered by the Employer as an activity detrimental to the Employer and (or) its clients, partners, or relating to commercial transactions and other activities of the Employer and (or) its clients, including documents prepared by the Employee in the course of his employment, are intended for use only by the Employer and are its exclusive property.
The Employer is not required to designate the above information as Confidential Information for it to qualify as such.
4.2. The use of Confidential Information includes: any use, practical application, study, disclosure, transfer, disclosure, publication of Confidential Information (any part of it) by the Employee, provision by the Employee of access to Confidential Information (to any part of it) to persons other than the relevant copyright holder, use in personal purposes, other actions and inactions on the part of the Employee that may lead to a violation of the legitimate interests of the Employer in relation to Confidential Information.
4.3. The Employee is obliged to keep Confidential Information secret and cannot use Confidential Information in any way, except for the following cases: when it is used for official purposes in the interests of the Employer and when disclosure of Confidential Information is mandatory for the Employee at the request of the authorized state bodies of the Republic of Kazakhstan or the court in accordance with the legislation of the Republic of Kazakhstan. The Employee must immediately notify the Employer of the need for disclosure and of any disclosure of Confidential Information.
4.4. The Employee is prohibited from taking documentation outside the Employer’s office and using Confidential Information, including sending it by email and copying it to any media, using fax, etc. or otherwise allow its disclosure and (or) distribution without the appropriate permission of the Employer.
4.5. In the event of termination of the Agreement and the employment relationship for any reason, the Employee undertakes to immediately and promptly within 2 (two) working days hand over (provide) to the Employer all Documentation and other property belonging to the Employer, which is at the disposal of the Employee or under his control, and he must not retain copies of these documents.
4.6. In case of violation of the requirements established in Article 4 of the Agreement, the Employee bears full liability (including compensation for losses) in accordance with the applicable legislation of the Republic of Kazakhstan.

ARTICLE 5. INTELLECTUAL PROPERTY

5.1. All property (exclusive) rights of the Employee to objects / elements of intellectual property objects (including, but not limited to programs / their elements of electronic computers) created / created by the Employee in the performance of labor / official duties and (or) the Employer’s official assignment for the development and /or modification and/or processing of such objects / their parts of intellectual property (the “Work for Hire”), belong to the Employer in accordance with the legislation of the Republic of Kazakhstan and international treaties in full from the moment the creation of the Work for Hire begins. The right to open access to the Work for Hire to an indefinite number of persons (the right to publish) for Works for Hire created / being created in the performance of official duties or official assignment of the Employer belong to the Employer. The Employer has the right to refuse a previously made decision on the publication of the Work for Hire (the right of withdrawal).
5.2. The Employer owns the property (exclusive) rights to use/dispose of the Work(s) for Hire [and/or object(s) of intellectual property,
5.3. The Employee does not have the right, without the consent of the Employer, to use developments (source code, diagrams, models, etc.) that he created during the validity of the Agreement.
The Employer has the right, in any use of the Work for Hire, to indicate its name as the copyright holder of the intellectual property object. The Employee agrees that when using the Work for Hire by the Employer, the name of the Employee as the author of the Work for Hire will not be indicated. or require such instructions.
Article 5 remains in force after the termination of this Agreement and the termination of the employment relationship with the Employee.

ARTICLE 6. TRAVEL AND TRANSFERS

6.1. The Employee acknowledges that he may from time to time be sent to other regions of the Republic of Kazakhstan and beyond its borders on business and in the interests of the Employer to fulfill the obligations arising from this Agreement and acts of the Employer. within the limits permitted by the legislation of the Republic of Kazakhstan.
6.2. If the Employee is sent on a business trip to another location, the Employer will compensate the Employee for:
1.daily allowance for calendar days of being on a business trip, including travel time;
2.travel expenses to the destination and back;

3.expenses for renting residential premises;
4.other expenses provided for in a separate agreement with the Employer or an act of the Employer.
6.3. With the consent of the Employee, the Employee may be transferred to another job, including:
1.change in the Labor function of the Employee, that is, performing work in a different position, specialty, profession, qualification;
2.assignment of work, the performance of which changes working conditions (salary, working hours and rest periods, benefits and other conditions) stipulated by this Agreement;
3.transfer to a separate structural unit of the Employer, namely a Branch or Representative Office;
4.transfer to another location together with the Employer.
6.4. If necessary, in accordance with the requirements of the current legislation of the Republic of Kazakhstan, the transfer of the Employee to another job is formalized by introducing appropriate amendments to this Agreement and an act of the Employer.
6.5. Moving him in the Company to another Place of Work, or to another structural unit of the Employer in the same area within the same position, specialty, profession, qualifications stipulated by this Agreement is not a transfer to another job and does not require the prior consent of the Employee.

ARTICLE 7. LABOR CONDITIONS AND PROTECTION. INSURANCE

7.1 The work assigned to the Employee under the Agreement does not fall into the category of heavy work, work with harmful, especially harmful, or dangerous working conditions.
7.2 The Employer undertakes to create for the Employee the sanitary and hygienic conditions provided for by the legislation of the Republic of Kazakhstan, as well as other conditions, as agreed by the Parties, for the Employee to perform the labor function provided for in the Agreement.
7.3 The Employer provides the Employee with a workplace at the Employer’s Place of Work, located in the place of work specified in the Agreement, equipped in accordance with occupational safety and health requirements. At the first request of the Employer and within the period established by the Employer, the Employee undertakes to immediately return to the Employer the property received from him.
7.4 The Employer's liability for harm caused to the life and health of the Employee during the performance of his labor duties (total or partial loss of ability to work) is subject to insurance in accordance with the current legislation of the Republic of Kazakhstan. The Employer is obliged to compensate the Employee for the difference between the insured amount and the actual amount of damage. In the absence of payment of insurance compensation to the Employee, the Employer is obliged to compensate him for harm in the manner and under the conditions provided for by the current legislation of the Republic of Kazakhstan.
7.5 Insurance of the Employer's civil liability for causing harm to the life and health of the Employee during the performance of his labor (official) duties is carried out in the manner and under the conditions provided for by the current legislation of the Republic of Kazakhstan.
7.6 By decision of the Employer or at the request of the Employee, the Employee may be provided with a remote form of implementation of the labor process, outside the location of the Employer, using information and communication technologies.
7.7 The employee declares and declares that he is not subject to prohibitions and restrictions on concluding an employment Agreement and employment.

ARTICLE 8. REMUNERATION OF LABOUR

8.1 For work performed, the Employer undertakes to pay the Employee, who has worked the full standard working time per month and fulfilled the labor standards (labor duties) and received a salary in the amount specified in Annex 1 to this Agreement in accordance with the procedure established by the Employer’s acts. The Employer withholds from the Employee's salary and transfers to the budget income tax and other necessary taxes (if any are subject to withholding on legal grounds), payments withheld at source, mandatory pension contributions and other deductions in accordance with the current legislation of the Republic of Kazakhstan.
8.2 Wages are paid to the Employee by the 10th (tenth) day of the month following the month worked. If the day of payment of wages coincides with weekends or holidays, payment is made on the eve of them. The Employer has the right to pay wages to the Employee earlier than the established date, including by dividing the total wages into several parts paid on different days, but no later than the period established by the Agreement.

8.3 The method and place of payment of wages and other payments to the Employee are determined by the Employer. By decision of the Employer, payments to the Employee may be made in cash or by transferring money to the Employee’s bank account (card or other account).
8.4 To enhance the Employee’s interest in improving production efficiency and the quality of work performed, the Employer has the right to introduce bonus systems and other forms of labor incentives, and also has the right, at its discretion, to pay the Employee one-time incentive and other types of payments in the manner and on the terms provided for by the Employer’s acts.
8.5 For work on weekends and holidays, the Employee, at his request, is given another day of rest or paid at one and a half times the rate, based on the daily (hourly) rate of the Employee.
8.6 Upon termination of the Agreement, payment of amounts due to the Employee is made no later than three working days after its termination.

ARTICLE 9. WORKING TIME AND TIME OFF WORK

9.1 The employee is assigned a five-day working week with a daily working time of 8 (eight) hours, which is 40 (forty) working hours per week.
9.2 The Employee has a 5-day work week with 2 days off. In case of production necessity due to the work schedule of the Place of Work, the Employee may be involved in overtime work, work on holidays and weekends in the manner and under the conditions provided for by the current legislation of the Republic of Kazakhstan.
9.3 The Employee may apply for permission to work on a modified schedule in accordance with production needs and taking into account the Social, Domestic and Personal needs of the Employee. The employer reserves the right in the future to establish shifts, division of daily working hours into parts, work in a flexible working hours mode, other working days and hours, or otherwise change working hours in accordance with the legislation of the Republic of Kazakhstan. If necessary, the shift schedule for employees is established by an act of the Employer.
9.4 Working hours, rest time, work schedule and break times for the Employee are established as follows: a normal working day lasts from 09.00 to 18.00 with a break from 13.00 to 14.00 for rest and meals.
9.5 With regard to the duration of rest between working days, generally established weekends and official holidays, the current legislation of the Republic of Kazakhstan applies.
9.6 The employee has the right, within one calendar year from the date of signing this Agreement, to take 5 (five) paid days off for health care without providing sick leave. In this case, it is not allowed to take two days off in a row for health care; in this case, the Employee must provide sick leave to the Employer.
9.7 The Employer guarantees the Employee paid annual labor leave (hereinafter referred to as “Labor Leave”) lasting 30 (thirty) calendar days with preservation of his place of work, position and average salary.
9.8 Paid annual leave is provided to the Employee in accordance with the Leave Schedule, which is annually approved by the Employer. Paid annual leave may be provided in parts, and one of the parts of paid annual leave must be at least two calendar weeks, taking into account production needs. Notification of the intention to take another leave of absence must be made by the Employee in writing. Paid annual leave for the Employee for the first and subsequent years of work, by agreement of the Parties, is provided at any time of the working year.
9.9 An employee can receive a health benefit in accordance with the Employer's act
9.10 The actual time worked is calculated minus the days of the following vacations (if any):
(a) sick leave for fifteen (15) consecutive working days or more
(b) unpaid leave of 15 (fifteen) consecutive working days or more
(c) study leave
(d) maternity leave.
9.11 Upon termination of the Employment Agreement, the Employee has the right to receive health benefits for the time worked in proportion to the Employee.
9.12 Labor leave can be interrupted by the Employer only with the written consent of the Employee. The Employee’s refusal to accept the Employer’s offer does not constitute a violation of labor discipline.
9.13 The part of the paid annual leave unused in connection with the recall, by agreement of the Parties to the Agreement, is provided during the current year or in the next working year at any time or is added to the paid annual leave for the next working year.
9.14 It is prohibited not to grant Labor Leave for 2 (two) years in a row. In pursuance of this legal requirement, if an agreement is not reached with the Employee on the priority of granting a specific Labor Leave in full or in part, the Employer has the right to grant the Employee such Labor Leave (part of it) by his own order unilaterally, having familiarized the Employee with the order.

9.15 At the request of the Employee, he may be granted leave without pay for a duration determined by agreement of the Parties.
9.16 Based on a written application from the Employee, the Employer is obliged to provide leave without pay for up to 5 (five) calendar days when:
1.registration of the Employee’s marriage;
2.birth of the Employee's child;
3.death of the Employee’s close relatives;
4.in other cases provided for by the Employer’s act
9.17 Providing the Employee with social leave in connection with the birth of a child (children), adoption of a newborn child (children) is carried out under the conditions provided for by the legislation of the Republic of Kazakhstan and the act of the Employer.

ARTICLE 10. REGIME OF WARRANTY AND COMPENSATION. SOCIAL BENEFITS

10.1 The Employer pays compensation to the Employee in the amount and in cases provided for by the current legislation of the Republic of Kazakhstan (including compensation upon termination of this Agreement; compensation for unused vacation, for work on holidays and weekends, compensation for travel expenses and other compensation provided for by the legislation of the Republic of Kazakhstan). In cases where the amount of such compensation is not determined by the norms of the current legislation of the Republic of Kazakhstan, the amount of compensation is determined by an additional agreement of the Parties and acts of the Employer.
10.2 By additional agreement of the parties, when the Employee uses personal property in the interests of the Employer and with his consent, the Employer makes compensation payments for the use, wear and tear (depreciation) of tools, personal vehicles, other technical equipment and the costs of their operation.
10.3 The Employer makes compensation payments in connection with loss of work in the amount of the average monthly salary in the following cases: 1) upon termination of the Agreement at the initiative of the Employer in the event of liquidation of the Employer as a legal entity; 2) upon termination of the Agreement at the initiative of the Employer in the event of a reduction in the number or staff of employees; 3) upon termination of the Agreement at the initiative of the Employee in the event of failure by the Employer to fulfill the terms of the employment Agreement.
10.4 The Employer is obliged, at its own expense, to pay the Employee social benefits for temporary disability.
10.5 The basis for payment of social benefits for temporary disability are certificates of incapacity for work issued in the manner approved by the authorized body in the field of healthcare.
10.6 Social benefits for temporary disability are paid to the Employee from the first day of incapacity until the day of restoration of working capacity or until disability is established in accordance with legislation of the Republic of Kazakhstan.
10.7 The amount of social benefits for temporary disability is determined by the Government of the Republic of Kazakhstan, the procedure for assignment and payment is determined by the authorized state labor body.

ARTICLE 11. PERSONAL DATA OF THE EMPLOYEE

11.1 The Employer processes (receives, stores, transfers) the Employee’s personal data in the manner prescribed by this Agreement and the current legislation of the Republic of Kazakhstan. At the same time, personal data within the framework of labor relations between the Employee and the Employer means information about the Employee necessary upon the establishment, continuation and termination of labor relations, including, but not limited to: data contained in registration, accounting and other documents identifying the Employee; about education, qualifications, specialty; about the property, social and official status of the Employee; about the place of residence of the Employee; about the Employee’s attitude to religion, political beliefs, belonging to a family or class, to public associations; about military duty; about the length of service and places of previous work of the Employee; personal and business qualities of the Employee; (personal and family life, including personal data of the Employee’s family members; other information that, by agreement of the Parties or the legislation of the Republic of Kazakhstan, is qualified as the Employee’s personal data.
11.2 When processing the Employee’s personal data, the Employer must comply with the following requirements:
1.the processing of the Employee’s personal data is carried out in order to ensure compliance with regulatory legal acts of the Republic of Kazakhstan, assist the Employee in employment, training and promotion, and ensure the Employee’s personal safety;
2.the volume and content of the processed personal data of the Employee are determined in accordance with this Agreement, internal documents of the Employer and the legislation of the Republic of Kazakhstan;

3.personal data is provided to the Employer personally by the Employee.
11.3 The Employer does not have the right to demand from the Employee information about his political, religious and other beliefs, private life, membership or activities in public associations, including trade unions.
11.4 When making decisions affecting the interests of the Employee, the Employer has no right to rely on the Employee’s personal data obtained as a result of their automated processing or electronically.
11.5 The protection of the Employee’s personal data is ensured by the Employer in the manner established by the legislation of the Republic of Kazakhstan.
11.6 The procedure for storing the Employee’s personal data in the Company is established by the relevant act of the Employer in compliance with the requirements established by the legislation of the Republic of Kazakhstan. The Employee must be familiar with the Employer’s act establishing the procedure for storing the Employee’s personal data.
11.7 In order to ensure the protection of personal data stored by the Employer, the Employee has the right to:
1.free access to your personal data, including the right to receive copies of records containing the Employee’s personal data, except for cases provided for by the legislation of the Republic of Kazakhstan;
2.exclusion or correction of incorrect or incomplete personal data, as well as data processed in violation of the requirements of the legislation of the Republic of Kazakhstan;
3.the requirement that the Employer notify persons who were previously informed of incorrect or incomplete personal data of the Employee about the corrections made to them;
4.appealing to the court the actions (inaction) of the Employer committed during the processing of the Employee’s personal data.

ARTICLE 12. RESPONSIBILITY OF THE PARTIES

12.1. For improper fulfillment of obligations stipulated by this Agreement, the Parties are responsible in accordance with the current legislation of the Republic of Kazakhstan.

ARTICLE 13. TERMINATION OF THE AGREEMENT

13.1. This Agreement may be terminated in the manner prescribed by the current legislation of the Republic of Kazakhstan on the following grounds:
1.by agreement of the Parties;
2.due to the expiration of the Agreement;
3.at the initiative of the Employer;
4.in connection with the transfer of the Employee to another employer;
5.at the initiative of the Employee;
6.if circumstances arise that are beyond the control of the Parties;
7.if the Employee refuses to continue the employment relationship;
8.in the event that the Employee transfers to an elective job (position) or is appointed to a position that excludes the possibility of continuing the employment relationship, except in cases provided for by the legislation of the Republic of Kazakhstan;
9.in case of violation of the terms of the Agreement.
13.2. A Party to the Agreement that has expressed a desire to terminate the Agreement by agreement of the Parties shall send a written notice to the other Party to the Agreement. The Party that received such notification is obliged to notify the other Party in writing of the decision made within 3 (three) business days. The date of termination of the Agreement by agreement of the Parties is determined by agreement between the Employee and the Employer. The Agreement may be terminated by the Employer without complying with the requirements of this subclause with a compensation payment in the amount of one average salary.
13.3. At the initiative of the Employer, this Agreement may be terminated unilaterally on the following grounds:
1.liquidation, reorganization of the Employer;
2.reduction of the number or staff of employees for any reason;
3.a decrease in the volume of production, work performed and services provided, resulting in a deterioration in the economic condition of the Employer;
4.inconsistency of the Employee with the position held or the work performed due to insufficient qualifications confirmed by certification results;
5.the Employee’s incompatibility with the position held or the work performed due to a health condition that prevents the continuation of this work;

6.negative work results during the probationary period;
7.the Employee’s absence from work without a valid reason for three or more hours in a row in one working day (work shift);
8.the Employee being at work in a state of alcoholic, narcotic, psychotropic, inhalant intoxication (their analogues), including in cases of consumption during the working day of substances that cause a state of alcoholic, narcotic, inhalant intoxication (their analogues);
9.refusal to undergo a medical examination to establish the fact of use of substances that cause a state of alcoholic, narcotic, or toxic intoxication, confirmed by the relevant act;
10.violation by an employee of labor protection or fire safety rules, which resulted or could lead to serious consequences, including industrial injuries and accidents;
11.the theft (including small) of someone else's property, intentional destruction or damage by the Employee at the place of work, established by a verdict or court order that has entered into legal force;
12.commission of guilty actions or inaction by an Employee servicing monetary or commodity valuables, if these actions or inaction give grounds for loss of confidence in him by the Employer;
13.disclosure by the Employee of information constituting confidential information and other secrets protected by law that became known to him in connection with the performance of his job duties;
14.repeated failure to perform or improper performance by the Employee without good reason of labor duties, if he has a disciplinary sanction;
15.submission by the Employee to the Employer of knowingly false documents or information when concluding this Agreement, if genuine documents or information could be grounds for refusal to conclude the Agreement;
16.the employee’s absence from work for more than two months in a row due to temporary disability, with the exception of cases where the employee is on maternity leave, and also if the disease is included in the list of diseases for which a longer period of incapacity is established, approved by the authorized state body in the region healthcare.
17.the Employee commits a corruption offense, which, in accordance with a judicial act, excludes the possibility of further work;
18.the Employee’s absence from work for more than one month for reasons unknown to the Employer;
19.the Employee reaches retirement age established by the Law of the Republic of Kazakhstan “On Pension Security in the Republic of Kazakhstan”, with the right to annually extend the term of the employment Agreement by mutual agreement of the parties.
13.4. In the event of termination of the Agreement at the initiative of the Employee, the Employee must notify the Employer in writing about this no later than one month in advance. With the written consent of the Employer, termination of the employment Agreement may be carried out before the expiration of the notice period.
13.5. When terminating the Agreement on the grounds provided for in subclauses 2) and 3) of clause 13.3., the Employer is obliged to notify the Employee in writing of the termination of the Agreement at least one month in advance. With the written consent of the Employee, the Agreement may be terminated before the expiration of the notice period. By agreement of the parties, the notice period may be replaced by payment of wages proportional to the period not worked.
13.6. Termination of the Agreement is formalized by an act of the Employer, which indicates the grounds for termination of the Agreement in accordance with the legislation of the Republic of Kazakhstan. A copy of the Employer’s act on termination of the Agreement is given to the Employee or sent to him by letter with notification within three days.
13.7. The date of termination of the Agreement is the last day of work, except for cases provided for by the legislation of the Republic of Kazakhstan. On the day of termination of the Agreement, the Employer is obliged to issue a work book or other document confirming the Employee’s labor activity.
13.8. In case of early termination of this Agreement on the grounds provided for in clauses 1) - 3) of clause 13.3 of this Agreement, or at the initiative of the Employer, the Employee has the right to payment in the amount of 3 (three) salaries, provided that the basis for termination of this Agreement was not a disciplinary violation or other penalties.

ARTICLE 14. LABOR DISPUTES

14.1. Individual labor disputes are considered by conciliation commissions, and in case of unresolved issues or failure to comply with the decision of the conciliation commission, by the courts.
14.2. The dispute is considered in the presence of the applicant and (or) his authorized representative within the powers delegated to him in accordance with the regulatory legal acts of the Republic of Kazakhstan.

14.3. The conciliation commission is obliged to consider the dispute within fifteen working days from the date of registration of the application and issue copies of the decision to the parties to the dispute within three days from the date of its adoption.
14.4. The decision of the conciliation commission is subject to execution within the period established by it, with the exception of a dispute regarding reinstatement at work.
14.5. In case of failure to comply with the decision of the conciliation commission within the established period, the Employee or Employer has the right to go to court.

ARTICLE 15. AGREEMENT AMENDMENT

15.1. Amendments and additions to this Agreement, including when transferring to another job, are made by the Parties in writing in the form of a Supplementary Agreement.
15.2. A notification of a change in the terms of the Agreement is submitted by one of the parties and is considered by the other party within five working days from the date of its submission. The party that has received notification of a change in the terms of this Agreement, including when transferring to another job, is obliged to inform the other party about the decision made within the time period established in this clause. If there is no response in writing within the above period, the notification of changes in the terms of the Agreement is considered accepted by the other party.
15.3. In connection with changes associated with reorganization or changes in economic, technological conditions, labor organization conditions and (or) reduction in the scope of work of the Employer, it is allowed to change the working conditions of the Employee while he continues to work in accordance with his specialty or profession corresponding to his qualifications.

ARTICLE 16. OTHER CONDITIONS

16.1. Other issues not taken into account in this Agreement must be settled on the basis of the current legislation of the Republic of Kazakhstan and acts of the Employer.
16.2. Recognition of this Agreement as invalid due to the fault of the Employer does not entail the loss of the Employee's right to wages, compensation for unused days of paid annual leave, other payments and benefits. Invalidation of individual terms of the Agreement does not entail the invalidity of the Agreement as a whole.
16.3. In cases of a change in the name of the Company, a change in the owner of the Company's shares, or a reorganization of the Company, the labor relationship with the Employee continues without changes.
16.4. This Agreement is drawn up in two copies: two copies in Russian and Kazakh languages, having equal legal force, one copy for each of the Parties. If there are discrepancies between the Russian and Kazakh versions, the Russian version will prevail.

ARTICLE 17. SIGNATURES OF THE PARTIES

EMPLOYER

Freedom Horizons LLP
BIN: 230540010051
Address: Republic of Kazakhstan, Astana, 16 Dostyk st., non-residential premises 1
IIC: [***]
BIC: [***]

/s/ K.K. Kaliyev
K.K. Kaliyev
Director of Freedom Horizons LLP

EMPLOYEE Kairat Kelimbetov Nematovich IIN in the Republic of Kazakhstan: *** /s/ K.N Kelimbetov K.N.Kelimbetov

Annex 1
to the Employment Agreement
No. 2 dated May 11, 2023

1. The Employer establishes the following amount of remuneration for the Employee:
The Employee's monthly official salary is____________________________________ KZT (excluding contributions to compulsory social health insurance, mandatory pension contributions to the accumulative pension fund and individual income tax and other mandatory payments at rates to the budget in the manner determined by the legislation of the Republic of Kazakhstan).

EMPLOYER Freedom Horizons LLP /s/ Kaliyev K.K. K.K. Kaliyev, Director of Freedom Horizons LLP	EMPLOYEE /s/ Kelimbetov K.N. Kairat Kelimbetov Nematovich